Exhibit 99.1

Operator:  Good morning ladies and gentlemen, and thank you for standing by.  Welcome to the Second Quarter conference call.  At this time all participants are in a listen-only-mode.  Later we will conduct a question-and-answer session and instructions will be given at that time.  I would like to remind everyone that this conference is being recorded today, Wednesday August 2, 2017 at 9:00 A.M. Pacific daylight time.

I will now turn the presentation over to Aaron Reyes, Vice President of Corporate Finance.  Please go ahead.

Aaron Reyes:  Thank you, Valerie, and good morning everyone.  By now you should have all received a copy of our second quarter earnings release and supplemental, which were made available yesterday.  If you do not yet have a copy you can access them on our Web site.

Before we begin, I would like to remind everyone that this call contains forward-looking statements that are subject to risks and uncertainties including those described in our prospectuses, 10-Qs, 10-Ks and other filings with the SEC, which could cause actual results to differ materially from those projected.  We caution you to consider those factors in evaluating our forward-looking statements.

We also note that this call may contain non-GAAP financial information including adjusted EBITDA, adjusted FFO and hotel adjusted EBITDA margins.  We are providing that information as a supplement to information prepared in accordance with Generally Accepted Accounting Principles.

Sunstone Hotel Investors, Inc. - Second Quarter 2017 Conference Call

With us on the call today are John Arabia, President and Chief Executive Officer; Bryan Giglia, Chief Financial Officer; Marc Hoffman, Chief Operating Officer; and Robert Springer, Chief Investment Officer.  After our remarks, we will be available to answer your questions.

With that, I would like to turn the call over to John.  Please go ahead.

John Arabia:  Good morning everyone and thank you for joining us today.  I'll begin the call today with an overview of our business, including a review of our second quarter operating results, and then share a few thoughts on our recent capital recycling activities, including the recently announced acquisition of Oceans Edge Hotel & Marina in Key West.  Afterwards, Bryan will provide additional color on our balance sheet, capital markets transactions, cash position and earnings guidance.

Overall, our business is performing well and our hotel portfolio continues to deliver at or above our expectations.  As I will discuss in greater detail in a moment, our repositioned hotels in Maui and Boston are doing exceptionally well, are contributing significantly to our 2017 portfolio growth, and are materially exceeding our initial underwriting.  Furthermore, we continue to advance our strategy of owning long-term relevant real estate as evidence by our recent capital recycling initiatives, while at the same time, maintaining substantial liquidity and investment capacity.

Taking a look at our recent performance, our second quarter comparable portfolio RevPAR growth of 2.5% came in near the high end of our guidance range, driven by a 3.2% increase in average daily rates, offset by a 60 basis point decline in occupancy.  This rate driven growth combined with a continued focus on asset management and cost containment across the organization, allowed us to generate adjusted EBITDA and adjusted FFO per diluted share that exceeded our expectations.  Our second quarter comparable portfolio property level EBITDA increased by 3.7%, as a result of a 2.3% increase in comparable hotel revenue and a 50 basis point expansion in hotel EBITDA margins.  Our second quarter results were driven largely by the

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strong performance and continued ramp up of our two recently repositioned hotels, the Boston Park Plaza and Wailea Beach Resort.  In the second quarter, these two hotels generated RevPAR growth of nearly 35% and collectively exceeded their second quarter EBITDA forecast by $1.3 million as the assets continue to reap the benefits of our capital investment and asset management initiatives, and take share from competing properties.

The operating fundamentals at Boston Park Plaza once again exceeded our high expectations this quarter with RevPAR growth of 27%, driven by ADR growth of nearly 12%, and an increase in occupancy of more than 1,100 basis points.  This strong RevPAR performance is consistent with what we saw last quarter, and brings year-to-date RevPAR growth to more than 26%.  These impressive results allowed the hotel to grow RevPAR index by nearly 16 percentage points as the property continues to gain traction with both group and transient travelers.  The success in the second quarter was the result of having a strong base of group and contract business that allowed us to compress the building and drive incremental transient rate.  In addition the positive trends in this department, the hotel generated a 13% growth in food and beverage revenue.

Operator:  Ladies and gentlemen, please stand by while we reconnect our moderator.  Please standby.

John Arabia:  I apologize to everybody.  There was a technical difficulty somewhere, but we shall continue.  I was talking about the performance of our hotels both in Maui and Boston.  And that we have been growing RevPAR index pretty significantly in Wailea with a 16 percentage point increase in RevPAR index of the property.

The success in the second quarter was a result of having a strong base of group and contract business, excuse me we are talking about Boston Park Plaza.  The success of the second quarter was a result of having a strong base of group and contract business that allowed us to compress the building and drive incremental transient rate.  In addition to the positive trends in the rooms department, the hotel generated a 13% growth in food and beverage revenue during the quarter and benefited from a higher quality mix of business.  Turning to profitability, the hotel

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posted a 620 basis point improvement in margins this quarter and together with a strong first quarter, brings the year-to-date margin expansion to 850 basis points.  Our hotel operator and the hotel team at the Boston Park Plaza, working with our asset managers have successfully executed upon a number of posts repositioning cost initiatives and several costs we encountered last year as part of the relaunch of the property have since been eliminated.  Looking forward, the hotel is making great progress booking future business and we are pleased with what we are seeing so for in 2018.

Now shifting gears out west to Hawaii where quarterly results at Wailea Beach Resort also continue to exceed expectations.  During the second quarter, the hotel generated RevPAR growth of nearly 52% and expanded margins by more than 1,400 basis points.  Well we are quite pleased with how the hotel is performing on its own, perhaps even more impressive is the progress the hotel has made in growing RevPAR index relative to the competitive set and closing the rate gap on the nearby Wailea properties.  In addition, positive guest feedback continues to gain momentum and we continue to make great progress moving up in the TripAdvisor rankings in the market.  While the hotel has gotten off to a great start post repositioning, we believe the renovated product and improved guest experience will drive additional gains through the remainder of 2017 and into 2018.  The property continues to focus on increasing appropriately placed corporate group business, along with growing premium and higher rated wholesale business.  We have also had success with our reimagined food and beverage concepts, which have been well received by guests and have contributed to improved out-of-room spends as the hotel continues to attract higher quality groups.

Let's talk a bit about the remainder of the portfolio.  As we discussed on the last call, we anticipated that second quarter results would be muted given the calendar shift of the Easter holiday out of the first quarter in 2016 and into the second quarter of this year.  Despite the unfavorable but anticipated shift, our second quarter performance overall met our expectations.  Operations were more encouraging at our hotels in Los Angeles, San Diego, Orlando and

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Washington, D.C., which either met or exceeded our profitability expectations.  Alternatively, we experienced more challenge operating performance in certain markets, including San Francisco due to the widely known disruption at the convention center renovation, New Orleans which suffered from a weaker than expected convention business, and finally, Houston, which continues to struggle given the headwinds related to the oil & gas industry.  Overall, 12 of our comparable 26 hotels delivered positive second quarter RevPAR growth, while 13 of our 26 hotels met or exceeded their quarterly RevPAR forecast.

Despite a muted RevPAR growth environment in many of our markets, were able to successfully manage costs across the portfolio and grew comparable portfolio EBITDA margins by 50 basis points in the quarter.  Improvements in productivity from several time and motion studies that we previously put in place at a select number of our hotels, has had favorable results in labor costs and based on the success of these programs to date, we are in the process of reevaluating other hotels in the portfolio where we may be able to benefit further.  During the quarter, we also saw a 5% reduction in transient travel agent commission expense relative to the prior year, as we are realizing the benefits from new contracts that the brands of implemented.  While this reduction in guest acquisition costs is clearly a positive, our upside was partially offset by an 8% increase in group commission as our two recently repositioned hotels are now attracting significantly higher volume and quality of group business.  This is a good problem to have.  In the second quarter, we also saw favorable trends in hotel G&A and food and beverage costs, as well as continued declines in insurance expenses.

So let's talk in greater detail about recent group booking trends, which remain stable.  Similar to what we saw earlier in the year, groups continued to not only show up in steady numbers during the second quarter, but they also increased their out-of-room spend.  On average, our group attendance in the second quarter actualized at 84% of their respective room blocks, which exceeded our forecast of 83% and was closer to the high end of the historic second quarter range of 82% to 85%.  Group banquet and audio-visual revenue per group room increased nearly 4% in

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the second quarter, driven by a combination of growth in our repositioned resort in Wailea, and a more favorable mix of higher contribution groups across the balance of the portfolio.  In the quarter group production for all current and future periods was healthy, with our operators booking just under 350,000 group room nights, which was similar to the level produced last year.  Inclusive of our second quarter production, our full year 2017 pace, excluding our two Houston hotels, increased by roughly 70 basis points, to 3.7%.

Another notable trend in our group segment was a 73% increase in attrition and cancellation fees, which marks the fifth consecutive quarter of growth.  What is important to note here is that, while we have seen an increase in group cancellation fees, we have not seen an increase in the number of group room nights canceled.  There is a very important distinction here.  That is, the increase in cancellation fees has not come from changing travel patterns rather that our operating partners are being more diligent in enforcing cancellation terms and collecting the related fees.  In particular, we want to recognize Marriott for their leadership on this front has they're being far more proactive in collecting group cancellations and attrition fees then was the case previously.  We will continue to work with other operators to make similar changes going forward as this represents an opportunity to minimize lost profits in the future.

Now let's turn to our external growth initiatives.  As we have discussed with you in the past, over the last 22 months we have sold nearly $760 million of assets at a trailing EBITDA multiple of approximately 22 times, and indicated that we expected to recycle a portion of this capital into long-term relevant real estate.  As recently announced, we further executed upon our strategy with both the sale of another non-core asset, the Marriott Park City, and the acquisition of Oceans Edge Hotel & Marina which is consistent with our stated strategy of owning long-term relevant real estate.  Oceans Edge is a newly constructed, incredibly well built, oceanfront hotel and marina complex that opened just this past January.  The property sits across 20 land and water acres on Stock Island in Key West, which we own of fee-simple basis.  The hotel has 175 waterfront rooms, including 86 suites, and all rooms have private balconies and ocean views.

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The rooms and amenities at Oceans Edge are of significantly higher quality than the majority of the existing Key West hotel supply.  In addition, we also acquired 52 wet and dry boat slips and other amenities in the attached marina, which offers direct deep channel access to one of the most sought after fishing destinations in the country.  We look forward to working with our hotel operating partner on a variety of value-enhancing programming and asset management initiatives there.  The newly constructed hotel is in great shape, therefore, we do not anticipate a need to invest any material capital as it ramps up.  We are very pleased to add this asset to our portfolio.

In summary, our portfolio continued to deliver outsize earnings growth in the second quarter of 2017, aided by the contributions of our repositioned hotels and generally stronger pricing within our portfolio.  In addition to the continued benefits of our two recently repositioned hotels, we now also expect to benefit from the earnings contribution of Oceans Edge as the hotel ramps up and stabilizes.  Furthermore, our low-leverage balance sheet and material investment capacity position us well to increase earnings through selective, external growth and capital recycling.

With that, I will now turn the call over to Bryan for more details regarding our balance sheet, as well as our updated 2017 earnings outlook.  Bryan, please go ahead.

Bryan Giglia:  Thank you, John, and good morning everyone.  As John mentioned, we sold Marriott Park City in mid-June and acquired Oceans Edge subsequent to the end of the second quarter.  In addition, we sold $79 million of equity under our existing at-the-market equity distribution program during the quarter.  Inclusive of these transactions, we have nearly $420 million of unrestricted cash on hand on an adjusted basis and $1.2 billion of consolidated debt and preferred securities at the end of the quarter.  While a portion of this cash will be used to complete capital investments in our portfolio and to distribute any remaining taxable income through our fourth quarter dividend, we estimate that we will retain between $250 million and $300 million of cash for future investment.  Our current in-place debt has a weighted average term to maturity of 5.6 years, and a weighted average interest rate of 4.3%.  Our variable rate debt as a percentage of

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total debt stands at 22% and 43% of our debt is unsecured.  We now have 22 unencumbered hotels that collectively generated approximately $240 million of EBITDA over the trailing 12-month period, and nearly 67% of our EBITDA is now an encumbered.  In addition to cash on hand, we have an undrawn $400 million credit facility and no debt maturities before August 2019.

Now, turning to the third quarter and updated full year 2017 guidance, a full reconciliation can be found on Page 28 of our supplemental, as well as in our earnings release.  For the third quarter, we expect comparable portfolio RevPAR growth to be between negative 0.5% and 1.5%.  We expect third quarter adjusted EBITDA to be between $83 million and $86 million, and adjusted FFO per diluted share to be between $0.29 and $0.31.  For the full year, we continue to expect comparable portfolio RevPAR to grow between 1.5% and 3.5%.  This RevPAR guidance reflects the 26-hotel portfolio we owned as of the end of the second quarter and excludes the recently acquired Oceans Edge, which was not open in the prior year.  In addition, we estimate that the Wailea Beach Resort will contribute 150 to 200 basis points of the total portfolio growth as the hotel benefits from the recently completed repositioning.  Inclusive of our recent transaction activity, we expect full year 2017 adjusted EBITDA to be between $325 million and $340 million, and full year adjusted FFO per diluted share to be between $1.16 and a $1.23.  We remain cautious with respect to the operating environment for the second half of the year and have kept our outlook for the rest of the year relatively unchanged from prior guidance.  Well we have increased the midpoint of our adjusted EBITDA and adjusted FFO guidance range to reflect our second quarter results and the impact of our recent transaction activity, our forecast does not assume meaningful acceleration in business travel for the remainder of the year.  While this may prove to be conservative, we have yet to see the degree of improvement in operating fundamentals that would give us the conviction needed to increase our outlook at this time.

Now turning to dividends.  Our Board of Directors has declared a $0.05 per share dividend for the third quarter.  Consistent with our practice in prior years, we expect to pay a regular quarterly cash dividend of $0.05 per share throughout 2017.  To the extent that the regular quarterly

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common dividend for 2017 does not satisfy our annual distribution requirements, we would expect to pay a catch-up dividend in early 2018 that would generally be equal to our remaining taxable income.  We will provide additional details on our forecasted full year dividends including the catch-up dividend, as part of our next quarterly earnings call.  In addition to our common dividends, our board has also approved the routine quarterly distributions for both outstanding series of our preferred securities.

With that, I'd like to now turn the call over to questions.  Valerie, please go ahead.

Operator:  Thank you.  If you'd like to ask a question, please signal by pressing Star 1 on your telephone keypad.  If you're using a speakerphone, please make sure that your mute function is turned off to allow your signal to reach our equipment.  Again, press Star 1 to ask a question.  We'll pause for just a moment to allow everyone an opportunity to signal for questions.

And we'll take our first question from the line of Anthony Powell of Barclays.  Please go ahead.

Anthony Powell:  Hi.  Good morning guys.  Thanks for taking the question.

John Arabia:  Good morning, Anthony.

Anthony Powell:  So, there is some concern in the market about some general softening in lodging trends recently.  As you look outside of your portfolio into some of the industry data and some of other earnings releases from your peers.  Are you seeing anything that makes you a bit more cautious on trends then you were maybe a quarter ago?

John Arabia:  No, Anthony, we are really not.  What we have found is most of our markets in aggregate have been stable.  As we discussed in our prepared remarks regarding group, group is holding up just fine, continuing to show up in their historic patterns, continue to increase spend.  A little bit of

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that is what we are seeing in Wailea, but I would say even extracting Wailea I would define group trends as stable.  When you look at transient, which I know has been some people's question, transient for us has been stable as well.  I think what we've got a better handle on this year rather than last year where we were caught a little bit flat footed with groups not showing up as we expected, and therefore our operators were forced to find additional occupancy through discounted channels.  And I think we have a much better handle on this this year as evidenced by our group slip percentages, and thus far we've actually exceeded our group slip percentage expectations which leaves our operators in a very good position to maintain a rate closer in.  So, while I know that this is a primary focus of the investment community, thus far I describe the industry as very stable.

Anthony Powell:  Thanks for that.  And going to acquisitions, how competitive was the process for Oceans Edge?  In general, is the acquisition environment more or less competitive than it was three months ago?  And how do you handicap the possibility of additional acquisition this year?

John Arabia:  A few things, Anthony.  First off, we over the past nine months or so had been incredibly active underwriting hotel investments.  Robert Springer, by the way his 40th birthday is today, shout out to Robert.  Robert and team, working with multiple departments here at Sunstone, have underwritten $1.5 billion of potential acquisitions.  By underwriting, I mean a significant amount of time not only from the investments team, but our design and construction team, engineering team, entire executive team, really going through the assets.  And I would tell you things are competitive and pricing expectations I would say are robust.  They continue to be robust.  With the Oceans Edge investment, that came in through a relationship that Robert Springer had directly with somebody and that it was not a marketed deal.  I think there were a few other REITs and private equity firms that were interested in the asset, but we believe that we took that asset in off market basis and were very pleased with it.

Anthony Powell:  All right.  Great, thank you.

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John Arabia:  Thanks Anthony.

Operator:  Thank you.  If you find that your question has been answered, you may remove yourself from the queue by pressing Star 2.  We'll take our next question from the line of Ryan Meliker of Canaccord Genuity.  Please go ahead.

Ryan Meliker:  Hi guys.  I just had a couple of quick ones.  Two things, I guess first you talked about the fact that you have material investment capacity.  And then Bryan, I think you mentioned that you looked to retain $250 million to $300 million of cash on the balance sheet.  But in the second quarter you obviously issued a significant amount of equity to help fund the Oceans Edge deal.  Just wondering if we can reconcile all those comments, you know where do you want to be?  How much capacity do you really think you have today after the equity issuance that's been settled?  What should we expect if you are going to be active on acquisitions, more equity issuance to help fund it?

John Arabia:  Sure Ryan.  First of all, we issued on our ATM almost $80 million of capital in the past quarter at share prices we think are accommodative to growth.  And once we had much greater conviction that Oceans Edge would close, and we were working on the Park City sale which obviously we are talking about significantly fewer dollars, we thought it was prudent to issue that equity to help fund Oceans Edge.  Where that leaves us Ryan is, after subtracting out a rough estimate of cash that will go out the door in terms of a fourth quarter dividend in the first quarter of next year, and after making adjustments for unrestricted cash in the system so to speak, that leaves us with about $250 million to $300 million of investable cash.  We think that's prudent given where we are on the cycle.  We also believe that that has been very beneficial in adding credibility to us as a buyer.  And we have seen that now in the numerous discussions that we have had in potential acquisitions, that while we know that we incur modest very short-term non-

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recurring dilution because of that to FFO, we believe that from a long term basis, it's a prudent thing to have.

Ryan Meliker:  Okay, that makes sense.  So we should expect you guys to try to maintain $250 million to $300 million in cash on the balance sheet.  If you find other deals you're likely to at least partly from them with additional equity, is that fair?

John Arabia:  I think that's a fair comment.  It really will depend on a number of factors, but directionally Ryan, I think that that make sense.

Ryan Meliker:  Okay, good, that’s helpful.  And the second question, you mentioned this a little bit, but I don't know if you can give us any more clarity.  It seems like obviously Wailea is ramping up nicely, Boston Park Plaza is ramping up nicely.  As we move into 2018, do you expect to have continued material tailwinds from those two properties, in addition to the ramp up of Oceans Edge?

John Arabia:  Ryan, we do.  I'll now let Marc fill in a little bit of color, obviously we have not provided 2018 guidance, as evidence of the continued ramp we see in Boston Park Plaza next year.  Remember Wailea just finished its significant repositioning in the last couple of weeks of last December.  But with that, I'll turn it over to Marc.

Marc Hoffman:  John, thank you.  As it relates to Boston Park Plaza, continued revenue management learnings really post the major renovation, we have been testing numerous revenue management strategies as you would expect when you make a complete shift in a building to a significantly higher quality product.  We continue to learn from those that have worked and those that haven’t and we are going to take advantage of the best strategies and amplify them in 2018 to result in solid transient growth.  We do expect significant impact from group demand from the repositioned product, prior to the repositioning in Boston, Boston Park Plaza was not a viable corporate group

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option.  Now, the hotel competes for the same corporate business and other large branded and managed hotels in the market.  In 2018, our group revenue paces is up double digits in Boston as customers respond positively to our uniquely positioned asset.

It is a similar story in Wailea, but in different segmentations.  As John said, we really just finished at the end of 2016.  We have been testing numerous luxury transient revenue strategies in 2017.  Some have worked incredibly well, some haven't, and we will take the best of those and amplify them resulting in solid transient continued ADR growth.  And similar to Boston, Wailea was never able to attract higher-end corporate and incentive group business.  And in 2018, our group revenue booking pace is up strong double-digit growth, and we are confident in our group position in 2018.

Ryan Meliker:  Great.  That's helpful.  And then just real quickly, one last question, you mentioned the fourth quarter dividend should we assume 100% of annual taxable income is going to be paid out or are there metrics that we should be evaluating there?

Bryan Giglia:  Hi, Ryan.  We'll continue to focus on distributing 100% of our, or as close to 100% of our taxable income. When declaring a dividend in the fourth quarter of the year, you are not going to hit it exactly.  That is always our goal, to distribute 100% of our taxable income which, in any given year, can include pluses or minuses from transactions.  I would expect the same approach as we as did last year.

Ryan Meliker:  Thanks helpful.  That's it from me.

John Arabia:  Thanks Ryan.

Operator:  Thank you.  We'll move to our next question from the line of Lukas Hartwich of Green Street Advisors.

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Lukas Hartwich:  Thanks, good morning guys.

John Arabia:  Hi, Lukas.

Lukas Hartwich:  So, expenses were up a fair amount during the quarter.  I am just kind of where the key drivers were there?

John Arabia:  Well actually, I think that we held our expenses fairly--on a same-store basis--fairly well.

Bryan Giglia:  A portion of it could be the ramp up in Wailea and Boston Park Plaza, as Wailea was significantly offline last year, but on a cost per occupied room basis those expenses have generally been in line.  We are seeing certain areas in labor and benefits increasing, but then also savings on the insurance side and the energy side.

Lukas Hartwich:  That’s helpful.  And then just kind of curious, I know it's nitpicky but what drove the weakness in Baltimore this quarter?

Marc Hoffman:  Yes, Baltimore weakness was really primarily from group, short-term group pick up more than anything else.

Lukas Hartwich:  Okay.  And then lastly, Wailea RevPAR index you kind of commented on it a little bit earlier, but I didn't hear an exact number.  So I am just kind of curious where RevPAR index is today for the Wailea asset and can you remind us where you underwrote that to go to?

John Arabia:  Yes.  So, we are using a couple of different sets, the Kaanapali comparable set that we're using which is the Sheraton, the Hyatt, the Andaz, Grand Wailea and the Westin.  Before we started, we were 5 of 5.  We are now currently running 3 of 5.  Our year-to-date index is currently

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about 88%, ADR is at 93%, occupancy is at 94% and from an underwriting standpoint, I believe we underwrote somewhere close to the mid-90s which we think we will get to.

Lukas Hartwich:  And where was it when you bought the asset?

John Arabia:  Lukas, let us get back to you on that.

Marc Hoffman:  I believe in the low 80s.

Lukas Hartwich:  Okay.  Great.  That's it for me.  Thank guys.

John Arabia:  Thanks Lukas.

Operator:  Thank you.  Moving to our next question from the line of Bill Crow of Raymond James.  Please go ahead.

Bill Crow:  Good morning, gentleman.  John, a couple of questions here, Obviously, Boston and Wailea are appearing to be wildly successful.  How does that change perspective of doing another large renovation and given that we are even further into the cycle at this point?

John Arabia:  The thing I like about our strategy and focusing on long-term relevant real estate is that can come in really different shapes and sizes, and at different points of its product lifecycle.  I think what the important take away for us is, we can do extensive deep dive renovations.  I don't think there is really much argument that those have proven to be very successful, even more successful than we thought.  That is not going to be our sole investment strategy or investment tactic as evidenced by Oceans Edge.  We are acquiring an asset that we believe has significant ramp up that is, from a capital perspective, largely done, but from an asset management and

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reprogramming perspective, we have work to do there and we are excited about those opportunities and we are also excited about the market long term.

So what I like about all of that is I believe that there are numerous tactics that we can employ over time, it's really not a one size fits all to affect our strategy.  Now with respect to would we do another large scale repositioning?  Sure.  Would we contemplate doing two to three of them at the same time the way we did last time?  I think that might have been a little aggressive, but we got it done.

And you know for us, yes, is there a focus on where we are in the cycle of course there is, but for projects like that, if we believe that over a long-term basis we can change the earnings power of that asset, there is part of me that even says taking one of those on a downturn actually makes the most sense because that's when the construction costs will be lower, the labor trades will be more available.  And we could actually position the asset or reposition the asset potentially through a downturn and then come out of an up cycle.  So it really depends upon the specific opportunity Bill.  But you know we are not crossing anything off our list.

Bill Crow:  John, any change in the origin of the guests in Hawaii after the weakening of the dollar.  Have you picked up any additional international tourist?

John Arabia:  No.  Maui is really coastal U.S. based market.  Off the top of my head, I think visitation from mainland U.S. is something in the 75% to 76% into Maui.  Canada actually represents our largest inbound international visitation of roughly 12% onto the island.  And unlike last year, which we saw some weakness in Canadian visitation due to the change in their dollar, we've actually seen strength this year in Canadian visitation.  So overall, we feel good about overall visitation.  I will tell you that airline capacity has increased into Maui and we are very pleased with that.

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Bill Crow:  Great.  One final housekeeping note for Bryan.  As we think about next year and I know you've not given guidance, but given the acquisitions and dispositions activity.  How do we think about the quarterly the seasonality?  Any commentary relative to how this year's playing out?

Bryan Giglia:  We obviously will provide a lot more color as we get closer into next year.  I think what we do provide in the supplemental is that we will go back up on our pro forma basis and provide that quarterly information.  I think we have through the second half of last year in the current supplemental.  So our seasonality, absent any additional acquisitions, dispositions, looks like this year should be generally representative of what the following year would look like, but we'll give additional color as we get closer.

Bill Crow:  That's help.  Okay.  Thanks guys.  That's it for me.

John Arabia:  Thanks Bill.

Bill Crow:  Thank you.

Operator:  Thank you.  We'll take our next question from the line of Smedes Rose of Citi.  Please go ahead.

Smedes Rose:  Hi, thanks.  I wanted to ask you just on San Francisco.  Do you feel like there is a sense that the second quarter is maybe the worst and that it is behind you or maybe how would you expect that market to play out over the balance of the year - that property not necessarily the market.

Marc Hoffman:  Smedes, Marc here.  How are you?  As far as second quarter goes, we could have done a better job in booking into the hotel leading into the quarter.  Our short term group over the last six months had been weak and we've been working very diligently to correct those issues in the

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future.  Q3 looks to be a good solid quarter, Q4 comes back to being somewhat slightly weaker, but I suspect we'll work our way through the remainder of this year.

John Arabia:  Hi.  Smedes, this is John.  We do expect that the second quarter, we believe one of the worst quarters, if not the worst quarter in San Francisco for our hotel.

Smedes Rose:  And then I just wanted to ask you on the Boston Park Plaza, do you still feel satisfied that the plan is to run it as an independent property or would you still consider potentially adding one of the brands to that?

John Arabia:  Smedes, we always have that optionality.  There has been considerable interest, particularly now that Marc and the design and construction team and asset management teams I think have done a phenomenal job in repositioning that asset.  Given the quality of that asset, there has been considerable interest in the brands, thus far we have not been able to prove to ourselves that adding a brand at the significant cost would be beneficial.  We believe that we would get some incremental level of RevPAR, but at the added cost of fairly significant fees, and a long term encumbrance.  So, at this point while we retain that optionality, we have decided not to pursue that strategy.

Smedes Rose:  Okay.  And then just one final question and I don't know if you know this but for the Key West property, did you have a sense of how long that took to bring to market from the initial planning stages to opening?

Robert Springer:  Yes.  Good morning.  It's Robert.  The developer of the project was working on it for multiple years, at least three.  As you might know or appreciate, Key West is an incredibly difficult market to add supply to given rate of growth ordinances that are in effect for the safety of the island for a number of reasons, environmental protection and so forth.  So, there have been a couple of new developments.  I know Key West this year has some hotels are struggling a little

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bit, frankly because of hotels like Oceans Edge opening and then other supply that was taken offline and dramatically repositioned and brought back online.  So there has been some supply changes, I guess the best way to say it, but the particular avenue that the developer in the case of Oceans Edge used to add keys to the market has since been closed and isn't a path that can be followed again to try to add ROGO units in the market.  Which continues to underscore how difficult that it is to add real true new supply there.

Operator:  Thank you.  We'll move to our next question from the line of Jeff Donnelly of Wells Fargo.  Please go ahead.

Jeff Donnelly:  Good morning guys or I guess good afternoon out here.  I just had one question on San Francisco.  Can you talk with us about just how the RevPAR index of the Hyatt performed in Q2, versus the maybe the CBD market?  I'm just curios if you've been outperforming during the weekdays when we had more maybe more group oriented hotels lagging due to the Moscone or if maybe your hotel got hit a little harder than you expected.

John Arabia:  You know what Jeff, let's grab that.  It's a little bit granular and while we have it here, just give us a few minutes and what we'll do is we'll come back and answer that more specifically.  If you have another question.

Jeff Donnelly:  No, I don't.  I can follow-up with you offline.

John Arabia:  Okay, great.  Then we'll come back and provide the information in a moment.

Jeff Donnelly:  No problem.

Operator:  Thank you.  We'll move to our next question from the line of Shaun Kelley of Bank of America.  Please go ahead.

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Shaun Kelley:  Maybe, just a quick one on the margins.  John, I think in the prepared remarks you mentioned that you have rolled out some time and motion studies for some of the portfolio assets and that the results were favorable.  Could you give us any view or either quantification of the size of the opportunity to role that out further or how much tailwind that might be adding to the performance that you saw in the quarter?

John Arabia:  We prefer not to quantify that at this point.  I think on the margin it will be beneficial over time.  We've done that at a handful of hotels and believe that those are sustainable savings without any reduction in guest satisfaction.

Bryan Giglia:  Hi Shaun. We rolled those out throughout last year, so as we get through this year and into the fourth quarter, we will have a full year-over-year comparison.  Some hotels started in the first quarter, some not till later, so we will continue to see some of those benefits throughout this year.  We continue to look at rolling out the program or learnings from the program at some of our smaller hotels as we focused first on all of the larger group hotels.  And so, as we roll out the smaller hotels, the benefit obviously will not be as material as we've seen in some of the larger five, six or seven hundred room hotels.  But those will go into next year, but as far as a year-over-year comp, this year as we get to the fourth quarter, we start to anniversary those savings.

Shaun Kelley:  Okay, thanks Bryan.  And I guess the big picture, is it enough to offset what you are seeing sort of elsewhere in the cost environment.  I think if we were to try and just unpack the two renovated, repositioned assets and the impact on margins, the core portfolio would probably be closer to flat or maybe slightly down.  So, I mean is that a good guide for sort of the environment that we're in right now, inclusive of those savings?  I mean not, the guide is probably the wrong word on that, but just directionally trying to kind of get a sense of your operational leverage point?

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Bryan Giglia:  Right, we're absolutely benefiting and from a margin standpoint from those savings especially in, as you look through the supplemental, you can see that the hotels with the lower RevPAR or even negative growth, but then being able to maintain margins are the big box hotels.  Those are absolutely benefiting from this, this year.  As we go forward, the RevPAR growth or the revenue growth that you are going to need to maintain margins will increase from where we are this year.

Operator:  Thank you.  We'll move to our next question from the line of Thomas Allen with Morgan Stanley.  Please go ahead.

Thomas Allen:  Hi.  I'm sorry, if you said this earlier, I may have missed it, but what you were expecting for the holiday shifts in terms of a drag on 3Q RevPAR?  And if it's possible, could you split it out between kind of the July 4th impact and then the Jewish holiday impact?

Marc Hoffman:  Yes in 2017, the Jewish holiday will shift to September from October as everyone knows and based on that history over Jewish holidays, we estimate a shift of approximately 10,000 group room nights and some compression or approximately $2 million and 280 basis points.  We don't think July 4th had too much of an impact.  There was some strength but you know July has a tendency to work its way out without too much of an impact there.

Thomas Allen:  Did you guys say what July RevPAR growth was and if not, what was it?

Marc Hoffman:  Give us one second.

Bryan Giglia:  So, for July we finished up 1.7% for the portfolio.

Thomas Allen:  And then just my follow-up question, so Comic-Con was in San Diego last week, there was some article about a lot of alternative accommodation supply increasing there.  Did you see

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any kind of or did you feel like there was any kind of difference in trend and what you had seen historically?

John Arabia:  No, we felt good about Comic-Con.  We had a good week.

Operator:  Thank you.  We'll move to our next question from the line of Michael Bellisario of Baird.  Please go ahead.

Michael Bellisario:  Good morning guys.  Just hoping that you can maybe give us your thought process on how you underwrote Key West, what you thought about maybe how you handicapped some of the longer term risk in the market and then ultimately how you guys kind of got to your 2018 EBITDA estimate for us?

Robert Springer:  Yes sure, it's Robert.  So, I think the easiest way to sum up our view on the Oceans Edge investment is acquiring what you can really consider a middle Keys resort that's located five miles from Duval Street.  So, I know that there has been a lot of questions around the location of the hotel relative to the heart of downtown and Duval Street, but if you look at the overall Key West and the larger Keys market, there are several resorts located up in the middle Keys for example in Tranquility Bay, Hawks Cay, Cheeca Lodge for example that performed very, very well.

Because one thing about Key West is while it's a very popular destination, it is probably at least in the heart of Key West, it's probably not as quite family friendly, similar to say Bourbon Street in New Orleans.  So, the idea of having an ocean front destination resort with 50% suites that is 5 miles from Duval Street that allows people to experience many of the different aspects of the Keys as well as Key West central, we think will result in a very successful execution in that asset.  And you know in terms of specifically in 2018, obviously it will be the hotel’s second year of

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operation so we'll still be ramping up to where we ultimately see it stabilizing in performance and penetration.

Michael Bellisario:  Then specifically on the risk maybe in the market and how you think about the customer mix there for the long-term?

Robert Springer:  Obviously, the market, I think I mentioned when answering a question a couple of minutes ago there has been some weakness in the overall market in Key West this year.  Probably most directly related to supply changes that have happened as a multitude of hotels have been renovated, repositioned or taken offline almost completely or completely and then brought back online and then you know some new supply has entered the market including most notably the asset that we just acquired.  So, overall the Keys has demonstrated over the years very strong resilience as a very popular destination it is, effectively the way to get a Caribbean vacation without a passport and without getting on an airplane.  And if you've ever been to Key West and get up early in the morning and go for a run as you run around Key West and you look at the variety of license plates from the broader East Coast of the United States, you'd be amazed at how strong a drive-to market it is.

John Arabia:  Michael, it's John.  Just a little bit on some of the inherent risk in Key West market.  Obviously hurricane would be one of those and a top one.  Keep in mind that this is an incredibly well constructed building.  The site was raised up to protect from surge.  The buildings actually sit well above property line and the building is poured-in-place concrete that is incredibly durable.  And we felt very good about that.  And also just consider that we also manage some of those risks from a portfolio basis.  If this was 50% of our portfolio, I think we would have come to a different answer, but at a 4% allocation of our total asset value, we believe that those are risks worth taking in and we've mitigated them properly.

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Operator:  We'll move to our next question from the line of Chris Woronka of Deutsche Bank.  Please go ahead.

Chris Woronka:  Hey good morning guys.  Appreciate the data point about the increased focus on collecting the cancel and attrition fees.  Wanted to ask kind of along those lines, I know that Marriott and Hilton recently changed the cancellation policies to I think 48 hours out.  Is that something you guys can underwrite in terms of whether that ultimately helps your rate or occupancy, is it something you even look at?

John Arabia:  We do believe it's helpful.  We have been working with our operating partners to continue to extend cancellation provisions and collection of those cancellation attritions on the group side.  There's nothing to quantify right now, but we are, even at the risk of short-term disruption and conflicts between the brands and some OTAs, we believe that it is a very worthwhile endeavor to continue cancelation, attrition and lower OTA cost.

Marc Hoffman:  And following up on Jeff’s question, I just wanted to get back to you on your question about San Francisco.  I mean the real impact on index really is that we felt short in group occupancy more than anything else and then slightly in mid-week transient.

Bryan Giglia:  That was for San Francisco.

Marc Hoffman:  For San Francisco, excuse me.

Bryan Giglia:  From a prior question.  Chris did you have anything else?

Chris Woronka:  Yes.  Just one other one from me, I know, I guess if we start back with Wailea and now Oceans Edge, you know the two obviously are both resorts.  I think some of your peers, a lot of what they have been buying is resort material as well.  Is that, I mean should we view that as a

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strong preference not only among you guys but maybe the broader REIT community and is that more of a play on leisure continuing to kind of outperform business transient growth and some of the urban markets?

John Arabia:  No Chris, I wouldn't read that into that.  You know of the $1.5 billion of potential acquisitions we've underwritten the range has been resort to big group box to very strong urban and has ranged anywhere from redevelopment to brand new out of the box.  So, I would not read into that that we have a high focus on resort right now.

Operator:  Thank you.  We'll move to our next question from the line of Rich Hightower of Evercore ISI.  Please go ahead.

Rich Hightower:  John, I wanted to follow-up again on the cancellation and attrition fee comment.  Can you just tell us maybe how the brand's posture in that specific area has changed, if at all, you know today and just kind of compare it to history so that we'd have an idea of what sort of the incremental benefit there might be and then is there a way for you guys to quantify that in terms of the EBITDA contribution potentially from that change?

John Arabia:  So, Rich, it became very apparent to us in the budget season last year that Marriott in particular was becoming much more focused on collecting group cancellation on attrition fees. And you have to remember that we are in the hospitality business and there are strong relationships between hotel teams and our national travel folks what have you, in that nobody wants to leave disappointed and people want to continue to get that next piece of business.  The problem with that is, there is a somewhat of a fragmented ownership groups so just because they cancel at our hotel doesn't mean that that should be ignored and given the benefit booking somewhere else.  So, I think Marriott has done a very good job at that and what's funny is, you know we are constantly looking for potential cracks or signs of growth, and when we see our cancelation & attrition fees increases much as they did in the past quarter, you know up near

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70%, obviously that's something you say oh my goodness, cancellation fees are really increasing, but when you really take a look at the number of rooms that have canceled, where those rooms are coming from.  It's like I said in our prepared remarks, it's not about changes in travel patterns, its changes in the way that our operators are reacting to cancelation and attrition and we look at this as a very positive thing.  How do we quantify that?  I will refrain from trying to.  It's not an enormous number of dollars, I think that year-over-year, we're talking about $0.5 million to $1 million year-over-year, but it's beneficial.

Rich Hightower:  The color there is helpful.  Appreciate that. My second and final question, just thinking about the transactions markets and lot of the headlines recently with respect to the Chinese buyer pool and sort of what's happening there.  Have you notice the change in the level of competition, pricing, just any sort of incremental changes from Sunstone’s perspective, with respect that specifically?

Robert Springer:  Yes, honestly I don't have any current data points in terms of has there been a change there.  Believe it or not, Marriott Park City did not garner an enormous amount of Asian interest in terms of bidders.  Obviously when we sell an asset that's probably our best lens into where those buyers might come out, that’s the most recent disposition we've had and clearly that is not the profile that would attract that type of buyer.

Operator:  Thank you.  We will move to our next question from the line of Floris van Dijkum of Boenning.  Please go ahead.

Floris van Dijkum:  Thanks for taking my question.  I wanted to see if you could make some comments on the Oceans Edge stabilized returns and maybe changes in market pricing between urban and resort hotels?

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Robert Springer:  Yes.  In terms of the first question I believe what we indicated in the release was we expect the hotel to stabilize in the 8% to 9% yield range.  As it ramps up from its current performance and its first year of operation to ultimately a stabilized performance, which we see as a modest discount to the overall RevPAR index of the high-end set in the heart of Key West.  And then I'm sorry, what was the second part of your question?

Floris van Dijkum:  And the second part of the question is, as you are looking particularly as we look across the country and we see more construction in urban markets, are you seeing any changes in pricing for urban hotels versus resorts hotels?

Robert Springer:  Nothing that I can speak to as you stated the question, specifically, do we see urban cap rates change.  Changing what you said a little bit, I don't see any specific movement in urban cap rates versus resort cap rates.  I would say that certain markets around the country that are well documented to have meaningful supply additions either recently or ongoing such as New York, I would expect that they definitely experienced an impact on values, but it's really impossible to quantify based on the trades that we have in front of us since you know several trades that happened, for example the Waldorf or Doubletree Times Square were related to larger redevelopments.

Operator:  We'll take our next question from the line of Bryan Maher of FBR Capital Markets.  Please go ahead.

Bryan Maher:  Yes.  Just a quick question, having done some work on the Florida Keys marinas a few years back, you know those have some pretty high value to the slips, and I'm curious when you were underwriting the property, if you broke out, what you found to be or thought to be the value of the slips versus the value of the hotel and if so, could you share that with us?

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John Arabia:  Sure.  So, just cutting to the chase, we ascribed about $75,000 to $80,000 per Key in value to the wet and dry slopes which we think have fairly significant value.  So, it reduces the overall allocated cost for the hotel to call it $920,000 to 925,000 a Key.

Bryan Maher:  And who is going to be the operating the Marina.  Will it be the same as the hotel manager or somebody else?

Robert Springer:  Yes, the hotel is operated under a management agreement with Singh Hospitality and affiliates thereof will also work on the marina.

Operator:  Thank you.  It appears that there are no further questions at this time.  Mr.  John Arabia, I'd like to turn the conference back to you for any additional or closing remarks.

John Arabia:  Thanks everybody for your continued interest.  We are all around headquarters today, if you like any follow-up comments.  Have a great day.

Operator:  This concludes today's call.  Thank you for your participation.  You may now disconnect.

END

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